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    WORLD MONITOR TRUST II--
    SERIES E
    MONTHLY REPORT/
    JULY 27, 2001

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         WORLD MONITOR TRUST II--SERIES E
--------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from June 30, 2001 to July 27, 2001 for World Monitor Trust II--Series E ('Series E'). The net asset value of an interest as of July 27, 2001 was $114.38, a decrease of 3.40% from the June 29, 2001 value of $118.41. The year-to-date return for Series E was a decrease of 4.97% as of July 27, 2001.

The estimated net asset value per interest as of August 15, 2001 was $113.80. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-1017.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          -------------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from June 30, 2001
  to July 27, 2001
Revenues:
Realized loss on commodity
  transactions.......................   $(237,150)
Change in unrealized commodity
  positions..........................      27,856
Interest income......................      22,260
                                        ---------
                                         (187,034)
                                        ---------
Expenses:
Commissions..........................      30,760
Management fees......................      10,239
Other transaction fees...............       2,528
Other expenses.......................       5,493
                                        ---------
                                           49,020
                                        ---------
Net loss.............................   $(236,054)
                                        ---------
                                        ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
---------------------------------------------------
For the period from June 30, 2001
  to July 27, 2001

                                             Per
                                Total      Interest
                              ----------   --------
Net asset value at beginning
  of period (57,746.963
  interests)................  $6,837,572   $ 118.41
Contributions...............     250,008
Net loss....................    (236,054)
Redemptions.................    (297,926)
                              ----------
Net asset value at end of
  period (57,298.090
  interests)................  $6,553,600     114.38
                              ----------
                              ----------   --------
Change in net asset value per
  interest..............................   $  (4.03)
                                           --------
                                           --------
Percentage change.......................      (3.40)%
                                           --------
                                           --------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series E is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                             /s/ Barbara J. Brooks
                             -------------------------
                             by: Barbara J. Brooks
                            Chief Financial Officer